Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Finalizes Agreement to Increase Los Gatos JV Ownership to 70% and Extinguish the LGJV Working Capital Facility

Denver, CO — March 9, 2021 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) is pleased to announce it has reached a definitive agreement with Dowa Metals & Mining Co., Ltd. (“Dowa”) to:

1.	Exercise its right to repurchase an additional 18.5% (“Repurchase”) of the Los Gatos Joint Venture (“LGJV”). As a result of the Repurchase, Gatos Silver’s LGJV interest will increase from 51.5% to 70%, and

2.	Extinguish the LGJV’s $60 million working capital facility (“WCF”). Gatos Silver’s attributable portion of the WCF is $42 million.

Gatos Silver and Dowa expect the Repurchase and WCF extinguishment to be completed by the end of March 2021.

Stephen Orr, the Company’s Chief Executive Officer, stated, “The completion of this definitive agreement with Dowa represents the achievement of two important use of proceeds objectives from the Company’s recent initial public offering. Increasing Gatos Silver’s interest in the entire Los Gatos mineral district to 70% and extinguishing the WCF are significant milestones and value-catalysts for the Company, which emerges, upon completion of this transaction, with a substantially increased share of this prolific new silver and zinc rich district. We are grateful for Dowa’s ongoing support and commitment to the LGJV over the last six years and look forward to continuing our accretive relationship as we produce from Cerro Los Gatos, develop the other mineralized zones, and progress exploration for additional mineralization within the Los Gatos District.”

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. The Company recently built and commissioned its first operating mine and mineral processing plant at the Cerro Los Gatos deposit, which is expected to produce 12.2 million silver equivalent ounces annually.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Availability of Other Information About Gatos Silver

Investors and others should note that Gatos Silver communicates with its investors and the public using its company website (https://gatossilver.com/) as well as other channels, including but not limited to presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information Gatos Silver communicates through these channels could be deemed to be material information. As a result, Gatos Silver encourages investors and others interested in Gatos Silver to review the information it disseminates through these channels on a regular basis. The contents of Gatos Silver's website or other channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350